                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 Schedule 13G
                                (Rule 13d-102)

                INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                  PURSUANT TO RULES 13d-1(b) (c), AND (d) AND
                 AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)


                               (AMENDMENT NO. 2)



                          Avery Communications, Inc.
                               (Name of Issuer)

                         Common Stock, $.01 par value
                        (Title of Class of Securities)

                                  053605 10 1
                                (CUSIP Number)

                               December 31, 1999
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      / / Rule 13d-1(b)

      / / Rule 13d-1(c)

      /X/ Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                     (Continued on the following page(s))



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CUSIP No. 053605 10 1
===============================================================================

 1)   Name of Reporting Person
      I. R. S. Identification No. of Above Persons (entities only)
      Mark J. Nielsen

-------------------------------------------------------------------------------
 2)   Check the Appropriate Box if a Member of a Group*
                                                                      (a) [ ]
                                                                      (b) [ ]
-------------------------------------------------------------------------------

 3)   SEC Use Only
-------------------------------------------------------------------------------

 4)   Citizenship or Place of Organization            United States
-------------------------------------------------------------------------------

     Number of             (5)  Sole Voting Power                  1,260,893
     Shares Bene-
     ficially              (6)  Shared Voting Power                        0
     Owned by
     Reporting             (7)  Sole Dispositive Power             1,260,893
     Person With
                           (8)  Shared Dispositive Power                   0
-------------------------------------------------------------------------------

 9)   Aggregate Amount Beneficially Owned by Reporting Person      1,260,893
-------------------------------------------------------------------------------

10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares*  [ ]
-------------------------------------------------------------------------------

11)   Percent of Class Represented by Amount in Row (9)                11.4%
-------------------------------------------------------------------------------

12)   Type of Reporting Person*                                           IN
-------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



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      This Amendment No. 2 ("Amendment No. 2") amends the Statement on Schedule
13G (the "Schedule 13G") filed on October 12, 1999, as amended by Amendment No. 1 to Schedule 13G filed on February 14, 2000, by and on behalf of Mark J. Nielsen (the "Reporting Person") with respect to his ownership of common stock, par value $.01 per share, of Avery Communications, Inc. This Amendment No. 3 is being filed for the sole purpose of correcting a typographical error in the Reporting Person's name. All information from the Schedule 13G, as previously amended, remains unchanged, except for Item 2(a) as set forth below.

Item 2(a)  Name of Person Filing:

  Mark J. Nielsen



                                  Page 3 of 4
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                                   Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



March 30, 2000                   /s/ Mark J. Nielsen
                                 --------------------
                                     Mark J. Nielsen








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